Exhibit 99.1

Exhibit 99.1 mailto:spurtell@sftp.com
Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Michael Spanos Appointed New President and Chief Executive Officer of Six Flags

GRAND PRAIRIE, Texas — October 24, 2019 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that it has appointed Mike Spanos as President and Chief Executive Officer effective November 18, 2019, and as a member of the Board of Directors effective immediately. Mr. Spanos will be relocating to the Dallas-Fort Worth area with his family.

The company’s announcement follows a thorough search process led by a special committee of the Board of Directors. Jim Reid-Anderson, Chairman, President and CEO, will resign as a director and an officer of the company effective November 18, 2019. As of that date, Richard Roedel, who has served on the Board of Directors since December, 2010, will be appointed Non-Executive Chairman of the Board.

Mr. Spanos, 55, most recently served as Chief Executive Officer of PepsiCo, Asia, Middle East and North Africa (AMENA). AMENA is a sector with $6.0 billion in revenue that spans more than 43 countries with 20,000 direct and 115,000 indirect employees across food and franchise beverage operations, contributing $1.2 billion in operating profit. Under his leadership, the company set a new strategic direction that accelerated both top line and operating profit growth over multiple years through a transformational agenda, first in the Greater China region and then across the AMENA sector, generating significant shareholder value in relation to accelerated revenue, profit, and market share growth.

“Mike is a proven value creator and results-oriented leader, with a strong track-record in operationally intensive businesses both in North America and internationally,” said Jon Luther, Six Flags Independent Lead Director. “His strong strategic ability, marketplace intuition and people leadership skills make him ideal to lead Six Flags.”

Mr. Reid-Anderson added, “As a major investor in Six Flags, I have the utmost confidence in Mike’s ability to further supercharge our growth initiatives, continue to drive innovation, and deliver significant short, medium and long-term value for our stakeholders.”

“I am thrilled to join the dedicated and talented employees of Six Flags,” said Mr. Spanos. “Jim has built an amazing legacy, and I look forward to the next horizon of growth. It is a privilege to be able to lead such a superb organization.”

Mr. Spanos previously held commercial general management roles of increasing responsibility at PepsiCo since 1993, first starting as a frontline territory manager in North America. He has served across multiple international markets for more than seven of his 25 years with PepsiCo, including assignments in Eastern Europe, Asia, the Middle East and North Africa. Before joining PepsiCo, Mr. Spanos served in the United States Marine Corps from 1987 to 1993. He is a graduate of the US Naval Academy with a B.S. degree in History, and received his M.S. degree in Organizational Behavior from the University of Pennsylvania.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit sixflags.com.